PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JUNE 27, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes Financing of Produced Water Absorbents

Harris & Harris Group, Inc. (NASDAQ: TINY) notes that Produced Water Absorbents Inc. (PWA) today announced the successful completion of an $11 million Series A financing to expand its commercial operations treating produced water, flow-back and hydraulic fracturing water clean-ups.  The financing is led by Energy Ventures, a venture investment fund focused on upstream oil and gas technologies.  Energy Ventures is joined by Harris & Harris Group and a limited partnership comprised of Ohio-based industrialists.  Harris & Harris Group participated in the Series A financing with an investment of $1.5 million.

The $11 million raised will be used to accelerate upstream oil and gas usage of Osorb technology.  Osorb is a swellable, molecularly-modified glass capable of absorbing volatile organic compounds and other contaminants from water.  ABSMaterials Inc. develops solutions using Osorb glass and has entered into a joint ownership and license agreement in the PWA unit.  ABSMaterials will manufacture Osorb material and provide technical expertise, ongoing research and laboratory work.

The PWA/ABSMaterials team won the 2009 MIT Clean Energy Prize for hydrocarbon cleaning, and received federal funding from the National Science Foundation (NSF) and U.S. Department of Energy (DOE) via the Small Business Innovation Research (SBIR) Programs in 2010.  The DOE recognized Osorb’s effectiveness earlier this year, noting that it could “significantly reduce potential environmental impacts from producing natural gas from the Marcellus shale and other geologic formations,” according to the DOE website.  Osorb glass materials have demonstrated a capacity to remove 90-99 percent of toxins from oil production waters.

Osorb swelling glass materials were initially discovered by Dr. Paul Edmiston, the founder and Chief Science Officer of ABSMaterials and the Stevenson Chair of Chemistry at the College of Wooster.  Osorb is now being used or tested for water remediation projects in the U.S., Canada, Australia, Korea, India and Europe.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.  Harris & Harris Group is not responsible for the content of third party websites.